Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement ("Agreement"), made and entered into this 30th day of April, 2007, by and between Guardian Zone Technologies, Inc., a Delaware Corporation having its principal office at 17 Woodside Road, Chagrin Falls, Ohio 44023 (the "Company") and Hoffman Electronics, Inc., an Ohio corporation, with offices at 33165 Cannon Road, Solon Ohio, 44139 (the "Consultant").

WITNESSETH

WHEREAS, the Company wishes to receive consulting services from Consultant from time to time in the areas of product engineering and development (the "Services"); and

WHEREAS, Consultant is willing to provide such Services, and Company and Consultant wish to enter into this Agreement to set forth the terms and conditions on which Services will be provided; and

WHEREAS, in consideration for these Services, the Company shall issue, upon terms and conditions hereinafter set forth, stock to Consultant, along with the hourly rate provided herein. (together, the "Fee").

NOW, THEREFORE, the Company and Consultant hereby mutually covenant and agree as follows:

1. Engagement of Consultant. Consultant is hereby retained by the Company, and Consultant hereby accepts such retainment, as a product engineer and developer and general engineering consultant to the Company for the compensation and on the terms and conditions hereinafter expressed. Consultant shall perform such consulting duties as are reasonably assigned to him by the Company in regard to the business of the Company. Services will include Consultant's advice, counsel, assistance and recommendations to be furnished at the reasonable request of the Company from time to time in connection with any and all engineering matters pertinent to the Company. The Services shall also specifically include the creation and development of various prototypes of wireless and/or electronic search and rescue concepts and design components in connection with the Company's business (the "Prototypes").

2. Consultant's Duties. In addition to the Services described above, Consultant will make himself reasonably available for general consultation during reasonable times by telephone or correspondence, and will be available at the Company's premises if so requested, at the Company's Expense. The Company agrees to give Consultant reasonable notice of what Services it desires and when it desires them to be performed. The Company and Consultant agree to cooperate in resolving any scheduling problems that may arise with respect to Consultant being available at the times requested.

3.Warranties; Highest Professional Standard. Consultant is expected to perform the Services using only the highest professional standards. Consultant warrants that the Services will be provided (i) in a prompt, thorough and workmanlike manner in accordance with the due skill and care generally accepted in the industry and, (ii) in conformity with all requirements under the Agreement and in a manner that complies with all applicable laws.

4. Compensation for Services. In consideration for the services provided by Consultant hereunder, the Company agrees to provide the following:

(a) the rate of $65.00 (sixty-five dollars) per hour for the Services, according to the time sheets prepared by Consultant for Company. Company may dispute any such time sheets in good faith and the parties shall resolve any such disputes in a prompt and commercially reasonable manner; and

(b) 1,600,000 (one million six hundred thousand) shares of the Company’s common stock

In addition to the Fee, the Company shall reimburse Consultant for all valid out-of-pocket expenses approved by the Company, which shall be reimbursed to Consultant.

5. Term. The term of this Agreement (the "Term") shall begin on the date of this Agreement and expire on April 30, 2008; provided that it may be extended by mutual agreement in writing for additional one-month terms and may be terminated during the Term as provided in Section 6 hereof.

6. Independent Contractor Status. Consultant shall at all times be acting and performing hereunder as an independent contractor. In connection with the performance by Consultant of Services, the Company shall not have or exercise any control or direction over the Services performed by Consultant, and will not in any way supervise or control his activities. Consultant shall perform all of the Services herein provided for relying on his own experience, knowledge, judgment and techniques. Consultant shall not, in the performance of his duties, be managed or advised concerning the same by the Company. Consultant will not be acting as the employee, agent, partner, servant or representative of the Company, and Consultant will not have any authority to bind the Company or any subsidiary of the Company in any manner.

7. Termination of Agreement. Notwithstanding that the Term shall not have been completed, the Agreement may be terminated as follows: (a) by mutual written consent of the parties; (b) upon expiration of the Term as set forth in Section 4, above; (c) either party may terminate this Agreement upon written notice to the other party (which notice shall describe with reasonable specificity such other party's breach) in the event that the other party continues to be in material breach of its material obligations hereunder for more than thirty (30) days after receipt of written notice of such breach; (d) upon the death of Consultant, or (e) if Consultant should be incapacitated by illness or any other matter from performing his duties hereunder for a continuous period of sixty (60) days.

8. Ownership of Work Product. For all work products created under this Agreement, Consultant and its employees engaged hereby assign, cede and grant to the Company all rights to possession of, and all right, title, and interest, including all copyright rights and patents and the right to prepare and exploit derivative works, in the work products created under this Agreement, in whatever form or medium captured, and in and to all physical and electronic materials, including, but not limited to, software, drawings, videos, manuals, charts, photographs, designs, papers, documents, and copies, abstracts, and summaries thereof, hereinafter referred to as "Products", which may come into its possession and the possession of its employees in any manner by reason of engagement under this Agreement. Consultant shall promptly disclose to Company any Products known to it or its employees by reason of engagement under this Agreement, and all such Products (which are not mere modifications or enhancements to Consultant-owned software, drawings, videos, manuals, charts, photographs, designs, papers, documents, and copies, abstracts, and summaries thereof) shall be deemed to the fullest extent possible to be works made for hire exclusively for the Company, with the Company having sole ownership of such Products and the sole right to obtain and to hold in its own name patents, copyrights, or such other protection as the Company may deem appropriate to the subject matter, and any extensions or renewals thereof (though the Company is under no obligation to file any patent application, secure or maintain any patent or register any copyright). Consultant agrees to give the Company or any person designated by the Company at the Company's expense, all assistance reasonably required to perfect the rights herein above defined, including without limitation the procurement, at the Company's request, of written assignments and title commitments in a form acceptable to the Company from all of Consultant’s employees and agents engaged hereunder.

The provisions of this Section do not apply to any material previously belonging to the Consultant or lawfully acquired by the Consultant in a manner independent of this Agreement that are used by the Consultant in the course of work hereunder. However, Consultant hereby grants the Company a worldwide, royalty free, perpetual license to use, modify, alter and transfer internally such Consultant owned material. Consultant does not receive any proprietary rights or licenses as a result of its services hereunder.

9. Confidential Information. Consultant agrees that, during the Term and for a period of three (3) years after the termination of this Agreement, for whatever reason, he will treat as confidential and maintain in confidence all information relating to the business of the Company, including without limitation the identity of the customers and suppliers of the Company, the Company's arrangements with such suppliers and customers, and technical data relating to the Company's products and services ("Confidential Information"). In addition, Consultant agrees that, without the prior written approval of the Company, he will not disclose any such Confidential Information at any time to any person, corporation, association or other entity except authorized personnel of the Company. Upon the termination of this Agreement for any reason, Consultant will not take or retain from the premises of the Company or any subsidiary of the Company any records, files or other documents, or copies thereof, relating in any way to the business operations of the Company or any subsidiary of the Company. Notwithstanding the foregoing, Confidential Information shall not include and the provisions of this Agreement shall not apply to any information disclosed by the Company and/or Consultant (1) if such information is demonstrated to be generally available to the public at the time of its disclosure to Consultant; (2) after the time, if any, that such information becomes generally available to the public without any breach by Consultant; (3) was already in Consultant's possession at the time of disclosure to Consultant (whether such disclosure is before or after the date hereof); (4) is developed by Consultant independently of the Service; or (5) was lawfully received by Consultant from a third party without restrictions on disclosure or use. It is expressly agreed that the remedy at law for breach of the agreements set forth in this Section is inadequate and that the Company shall, in addition to any other available remedies (including, without limitation, the right of offset), be entitled to injunctive relief to prevent the breach or threatened breach thereof.

10. Indemnification.

(a) Notwithstanding anything to the contrary in this Agreement, Consultant shall have no obligation to Company with respect to any action based on the combination or use of the Prototypes with other products not furnished by Consultant where the use of the Prototypes otherwise would not be infringing.

(b) Consultant shall defend, indemnify and hold harmless the Company and its officers, directors, employees, agents, subsidiaries and other affiliates, from and against any and all damages, costs, liability, and expense whatsoever (including attorney's fees and related disbursements) incurred by reason of (a) injury or death to any person or any damage to or loss of property which is due to the gross negligence or willful misconduct of Consultant.

11. Assignability. The Company shall have the right to assign this Agreement to any subsidiary of the Company and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against said assigns. The rights, benefits and obligations of Consultant under this Agreement are personal to him, and no such rights, benefits or obligations shall be subject to voluntary or involuntary alienation, assignment or transfer.

12. Governing Law; Consent to Jurisdiction. This Agreement shall be deemed to have been made under, and shall be construed and interpreted in accordance with, the laws of the State of Ohio, excluding any conflicts-of-law rule or law which might refer such construction and interpretation to the laws of another state, republic or country. The parties hereby submit to the jurisdiction of the state and federal courts in Ohio and waive any right to which they might be entitled to submit any dispute hereunder to the courts of another state, republic or country.

13. Modifications; Waiver. This Agreement shall not be amended or modified except by written instrument executed by the Company and Consultant. The failure of the Company or Consultant to insist upon strict performance of any provision hereof shall not constitute a waiver of, or estoppel against asserting, the right to require such performance in the future, nor shall a waiver or estoppel in any one instance constitute a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

14. Remedies. The remedies accorded to the parties by this Agreement are in addition to, and not in lieu of, all other remedies to which the parties may be entitled at law or in equity.

15. Inconsistent Obligations. Consultant represents and warrants that, at the date of this Agreement, he has no obligations that are inconsistent with those of this Agreement.

16. Sole Agreement. All prior negotiations and agreements between the parties hereto relating to the transactions, employment and services contemplated hereby are superseded by this Agreement, and there are no representations, warranties, understandings or agreements with respect to such transactions, employment or services other than those expressly set forth herein.

17. Severability. If any of the terms or conditions of this Agreement are held by any court of competent jurisdiction to be unenforceable or invalid, such unenforceability or invalidity shall not render unenforceable or invalid the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be unenforceable or invalid, the rights and obligations of the parties shall be construed and enforced accordingly, and this Agreement shall thereupon remain in frill force and effect.

{Signature Page Follows}

IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement as of the day and year first above written.

Hoffman Electronics, Inc.

/s/ Ronald J. Hoffman
Consultant

Guardian Zone Technologies, Inc.

/s/ Thomas J. Radu_____________________
By: Thomas J. Radu_____________________
Its: President__________________________